                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                      Northwestern Steel and Wire Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee Required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                   [Northwestern Steel and Wire Company LOGO]

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Northwestern Steel and Wire Company, to be held on Wednesday, December 17, 1997, at 10:30 a.m. Central Standard Time at Bank of America, Shareholders'
Room -- 21st Floor, 231 South LaSalle Street, Chicago, Illinois.

     The following Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Meeting. During the Meeting we will also report on the operations of the Company. Our 1997 Annual Report accompanies this Proxy Statement.

     It is important that your shares be represented at the Meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card.

     If you arrive early, you are invited to have coffee and meet informally with the Directors.

                                          Sincerely,

                                          Thomas A. Gildehaus
                                          Chairman of the Board and
                                          Chief Executive Officer

                   [Northwestern Steel and Wire Company LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 17, 1997

     The Annual Meeting of Shareholders of Northwestern Steel and Wire Company (the "Company") will be held on Wednesday, December 17, 1997, at 10:30 a.m. Central Standard Time at Bank of America, Shareholders' Room -- 21st Floor, 231 South LaSalle Street, Chicago, Illinois, for the following purposes:

     (1) To elect five Directors to hold office for two year terms.

     (2) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on November 7, 1997 as the record date for determining shareholders entitled to notice of, and to vote, at the Annual Meeting and any adjournments thereof.

     We encourage you to attend the Annual Meeting and vote your shares in person. To be sure your shares are represented at the meeting, you are requested to date, sign and return promptly the accompanying proxy in the enclosed envelope provided. You may revoke your proxy at any time before it is actually voted by notice in writing to the undersigned.

                                          By order of the Board of Directors

                                          Timothy J. Bondy
                                          Secretary

Sterling, Illinois
November 17, 1997

                      Northwestern Steel and Wire Company
                               121 WALLACE STREET
                         STERLING, ILLINOIS 61081-0618

                                PROXY STATEMENT

     The Annual Meeting of Shareholders (the "Annual Meeting") of Northwestern Steel and Wire Company (the "Company") will be held at 10:30 a.m., Central Standard Time, Wednesday, December 17, 1997, at Bank of America, Shareholders' Room -- 21st Floor, 231 South LaSalle Street, Chicago, Illinois. The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting and any adjournments thereof.

                              GENERAL INFORMATION

VOTING SECURITIES

     The Board of Directors has fixed the close of business on November 7, 1997 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date, the Company had outstanding 24,483,736 shares of Common Stock. Each of the outstanding shares of Common Stock is entitled to one vote.

PROXIES

     Thomas A. Gildehaus and Timothy J. Bondy, named on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors of the Company to serve as proxies. Messrs. Gildehaus and Bondy are each executive officers of the Company. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each shareholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either
(i) an instrument revoking the proxy, or (ii) a duly executed proxy bearing a later date. Additionally, a shareholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

REQUIRED VOTE

     A plurality of the votes cast in person or by proxy is required to elect directors.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

ANNUAL REPORT TO SHAREHOLDERS

     The Company's Annual Report to Shareholders for the fiscal year ended July 31, 1997 containing financial and other information pertaining to the Company, is being furnished to shareholders simultaneously with this Proxy Statement.

MAILING AND EXPENSES

     This Proxy Statement and accompanying form of proxy were first released to shareholders on or about November 17, 1997. Expenses incurred in the solicitation of proxies will be borne by the Company.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors consists of ten directors. The Bylaws of the Company provide for the election of directors to staggered terms of two years. Accordingly, five directors will be elected at this Annual Meeting for a term of two years.

NOMINEES

     The following persons, if elected at the Annual Meeting, will serve as directors until the earlier of the Annual Meeting of the Company's shareholders following fiscal 1999 or until their successors are duly elected and qualified.

                      NAME                        AGE   SERVED AS DIRECTOR SINCE
                      ----                        ---   ------------------------
Marion H. Antonini..............................  67                --
Warner C. Frazier(1)............................  65              1995
James A. Kohlberg(2)(4).........................  40              1992
Christopher Lacovara(2)(3)(4)...................  33              1992
George W. Peck IV...............................  65              1992

---------------

(1) Member of Audit Committee
(2) Member of Executive Committee.
(3) Member of Pension Committee.
(4) Member of Compensation Committee.

     Marion H. Antonini has been Chairman of the Board at Welbilt Corporation, a manufacturer of foodservice equipment, since July 1990 and Chief Executive Officer of that company since September 1990. Mr. Antonini is also a director of Berisford Ltd., Vulcan Materials Company, Scientific Atlanta, Inc. and Engelhard Corporation.

     Warner C. Frazier has been Chairman and Chief Executive Officer of Simplicity Manufacturing, Inc., a manufacturer of outdoor power equipment ("Simplicity"), since 1988 and was President of Simplicity from 1988 to 1996. Mr. Frazier is also a Director of ABT Building Products Corporation, a specialty building products manufacturer ("ABT"), Superior Services, Inc., an integrated solid waste services company, and Rexworks, Inc., a manufacturer of landfill compactors.

     James A. Kohlberg has been Managing Partner since 1994 of Kohlberg & Co., L.P. ("Kohlberg") and Co-Managing Partner from 1987 to 1994. Mr. Kohlberg is also a Director of ABT.

     Christopher Lacovara has been a Principal of Kohlberg since 1995 and an associate from 1988 to 1994. Mr. Lacovara is also a Director of Schrader-Bridgeport International, Inc. ("Schrader-Bridgeport"), a manufacturer of tire valves and pressure control devices, and Scovill Fasteners, Inc. ("Scovill"), a manufacturer of fasteners.

     George W. Peck IV has been a Principal of Kohlberg since 1987. Mr. Peck is also a Director of ABC Rail Products Corporation, a manufacturer of replacement parts and original equipment for the freight, railroad and transit industries, The Lion Brewery, Inc., a brewer of bottled beverages, and ABT.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

OTHER DIRECTORS

     The following persons will continue to serve as directors of the company after the Annual Meeting until their terms of office expire at the Annual meeting of Shareholders following fiscal 1998 or until their successors are elected and qualified.

                      NAME                        AGE   SERVED AS DIRECTOR SINCE
                      ----                        ---   ------------------------
William F. Andrews(1)...........................  66              1994
Darius W. Gaskins, Jr.(4).......................  58              1994
Thomas A. Gildehaus(2)..........................  57              1997
David L. Gore...................................  60              1997
Michael E. Lubbs(3).............................  50              1997

---------------

(1) Member of Audit Committee.
(2) Member of Executive Committee.
(3) Member of Pension Committee.
(4) Member of Compensation Committee.

     William F. Andrews is Chairman of Schrader-Bridgeport International Inc. and Chairman of Scovill Fasteners, Inc. From 1993 to 1995, Mr. Andrews was Chairman and Chief Executive Officer of Amdura Corporation, a manufacturer of hardware and industrial equipment. From 1990 to 1992, he was President and Chief Executive Officer of UNR Industries, Inc., a diversified manufacturer of steel products ("UNR"). Mr. Andrews is also a Director of Black Box Corporation, Corrections Corporation of America, Dayton Superior Corp., Johnson Controls, Inc., Katy Industries, Navistar, Inc. and Southern New England Telephone Company.

     Darius W. Gaskins, Jr. has been a Partner of Carlisle, Fagan, Gaskins & Wise, Inc., a management consulting firm, since 1993, and a Partner of High Street Associates, Inc., an investment partnership, since 1991. From 1994 to 1995, Mr. Gaskins was Chairman of Leaseway Transportation Corporation, a distribution services provider. Mr. Gaskins is also a Director of Anacomp, Inc., a micrographics supplier, Sapient Corporation, a software company, and UNR.

     Thomas A. Gildehaus has been Chairman and Chief Executive Officer of the Company since April 1997 and a Director of the Company since January 1997. From 1992 to April 1997, Mr. Gildehaus was President, Chief Executive Officer and a Director of UNR. From 1982 to 1992, Mr. Gildehaus was an Executive Vice President and Director of Deere & Company, an industrial and construction equipment manufacturer ("Deere"). Mr. Gildehaus is also an advisory director of Bank of America Illinois.

     David L. Gore has been an attorney in private practice regarding labor law since 1994. From 1982 to 1994, Mr. Gore was a member of the firm of Kleiman, Whitney, Wolfe & Gore, handling a variety of legal matters for the United Steelworkers of America (the "Union").

     Michael E. Lubbs has been an electronics and instrumentation technician for the Company since 1986.

     Pursuant to the Company's agreement with the Union, the International President of the Union may designate an individual for appointment to the Board of Directors. Subject to the approval of, and then recommendation by, the Chief Executive Officer, the Board shall consider such designee. In accordance with this procedure, Mr. Gore was appointed to the Board of Directors effective June 5, 1997. His term of office continues until the Annual Meeting of Shareholders following fiscal 1998.

     Pursuant to an agreement between KNSW Acquisition Company, L.P. ("KNSW") and the Northwestern Steel and Wire Company Employee Stock Ownership Plan (the "ESOP"), KNSW has agreed to use its reasonable best efforts to cause at least one designee of the ESOP to be nominated for election to the Board of Directors for so long as the ESOP holds 5% or more of the outstanding Common Stock on a fully-diluted basis. The current designee is Michael E. Lubbs whose term of office continues until the Annual Meeting of Shareholders following fiscal 1998.

     If at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for such substitute nominee or nominees as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board as the Board recommends. The Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director if elected.

DIRECTOR MEETINGS AND COMMITTEES

     The Board of Directors held six meetings during the fiscal year ended July 31, 1997, and each director, except Mr. Kohlberg, attended at least 75% of the board meetings and committee meetings on which he served that were held during the period. The Board of Directors has established an Executive Committee, an Audit Committee, a Compensation Committee and a Pension Committee. The Board does not currently have a formal Nominating Committee but nominations will be considered by the entire Board. The Executive Committee oversees the Company's operations and reports to the Board of Directors. The Audit Committee oversees actions taken by the Company's independent auditors, recommends the engagement of auditors and reviews the Company's financial policies. The Compensation Committee approves the compensation of executives of the Company, makes recommendations to the Board of Directors with respect to standards for setting compensation levels and administers the Company's incentive plans. The Pension Committee administers the Company's pension plans. During the fiscal year July 31, 1997, the Compensation Committee met once, the Audit Committee met three times and the Executive Committee and Pension Committee conferred on a number of occasions informally.

DIRECTOR COMPENSATION

     Pursuant to the Company's Director Stock Option Plan, directors who are not employees of the Company or affiliates of KNSW, receive 2,500 Options on an annual basis during their tenure as directors and are paid a quarterly fee of $3,000. During the fiscal year ended July 31, 1997, Messrs. Andrews, Gaskins, Frazier and Gildehaus each received 2,500 options to purchase shares of Common Stock at $4.88 per share.

                                   MANAGEMENT

     Set forth below is a table identifying the executive officers of the Company.

                        NAME                           AGE                    POSITION
                        ----                           ---   ------------------------------------------
Thomas A. Gildehaus..................................  57    Chairman of the Board and Chief Executive
                                                             Officer
Richard D. Way.......................................  56    President and Chief Operating Officer
Timothy J. Bondy.....................................  48    Vice President, Chief Financial Officer,
                                                             Secretary and Treasurer
Birchel S. Brown.....................................  56    Vice President, Sterling Steel Operations
Kenneth J. Burnett...................................  53    Vice President
William H. Hillpot...................................  45    Vice President--Wire Operations and
                                                             Materials Management
Andrew R. Moore......................................  44    Vice President--Human Resources
David C. Oberbillig..................................  53    Vice President, Sales--Wire Products
                                                             Division
Michael S. Venie.....................................  49    Vice President--Sales and Marketing

     Thomas A. Gildehaus has been Chairman and Chief Executive Officer of the Company since April 1997 and a Director of the Company since January 1997. From 1992 to April 1997, Mr. Gildehaus was President, Chief Executive Officer and a Director of UNR. From 1982 to 1992, Mr. Gildehaus was an Executive Vice President and Director of Deere.

     Richard D. Way has been President and Chief Operating Officer of the Company since September 1996. He had been Senior Vice President--Sterling Operations of the Company since July 1994 and from January

1994 through July 1994, he was Vice President of Operations--Steel Division. From 1990 through 1993, Mr. Way was Senior Vice President--Manufacturing of Shieldalloy Metallurgical Corporation.

     Timothy J. Bondy has been Vice President, Chief Financial Officer, Secretary and Treasurer since January 1996. From 1989 to 1995 Mr. Bondy was Vice President--Finance and Chief Financial Officer of Dean Foods Company and was Corporate Controller of Dean Foods Company in 1988.

     Birchel S. Brown has been Vice President, Sterling Steel Operations since April 1997. From 1994 to 1996, Mr. Brown was Senior Vice President, Operations of Bar Technologies, Inc. He was Vice President and Division Manager for Florida Steel Corp. from 1993 to 1994 and Manager of Technology and Support for Gladwin Corp. from 1992 to 1993.

     Kenneth J. Burnett, Vice President, had been Vice President of Operations--Houston of the Company from 1995 through August 1997. From 1990 through 1993 he was the Company's Vice President of Operations--Steel Division.

     William H. Hillpot has been Vice President--Wire Operations and Materials Management since 1996. From 1994 to 1996, he was Vice President--Materials Management and Business Development and from 1993 through 1994, he was the Company's Vice President--Business Development. From 1991 to 1992, he was Vice President--Materials and Information Management of Armco Steel Company, L.P.

     Andrew R. Moore has been Vice President--Human Resources since October 1996. Mr. Moore was previously the Manager of Employee Benefits for the Company from November 1992.

     David C. Oberbillig has been Vice President, Sales--Wire Products Division of the Company since 1987.

     Michael S. Venie has been Vice President--Sales and Marketing since September 1995. From 1991 through 1995 Mr. Venie was Vice President--Automotive Marketing of Kaiser Aluminum & Chemical Corporation.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table discloses, for the fiscal years indicated, individual compensation information on the Company's Chief Executive Officer and the next four most highly compensated executive officers in fiscal 1997, and the former Chief Executive Officer of the Company.

                                                     ANNUAL COMPENSATION       LONG-TERM
                                                     --------------------    COMPENSATION
                                            FISCAL                 BONUS    ---------------    ALL OTHER
       NAME AND PRINCIPAL POSITION           YEAR    SALARY ($)   ($)(1)    # OPTION AWARDS   COMPENSATION
       ---------------------------          ------   ----------   -------   ---------------   ------------
Thomas A. Gildehaus.......................   1997     116,750          --       500,000           7,086(2)
Chairman of the Board
and Chief Executive Officer
(since April 14, 1997)
Robert N.Gurnitz..........................   1997     283,336          --            --         834,845(3)
Chairman of the Board                        1996     380,747          --        90,000           6,000
and Chief Executive Officer                  1995     320,252     325,644        25,000           6,000
(until March 28, 1997)
Richard D. Way(5).........................   1997     270,125          --            --           6,475(4)
President and Chief                          1996     207,497          --        35,000           6,025
Operating Officer                            1995     169,498      85,696        17,500           5,932
Timothy J. Bondy(6).......................   1997     191,000          --            --           4,500(4)
Vice President, Chief                        1996     111,415          --        70,000          23,342
Financial Officer, Secretary
and Treasurer
Michael S. Venie(7).......................   1997     165,000          --            --           4,650(4)
Vice President-->Sales and Marketing         1996     141,250          --        60,000           4,113
William H. Hillpot........................   1997     138,875          --            --
Vice President--Wire Operations              1996     119,750          --        12,000           3,593(4)
and Materials Management                     1995     107,747      68,557         6,000           3,232

---------------

(1) All of the fiscal 1995 bonus was accrued in fiscal 1995 and paid in fiscal 1996.
(2) Includes 401(k) contributions made by the Company and $3,000 for services as an outside director prior to appointment as Chief Executive Officer.
(3) Includes 401(k) contributions made by the Company ($4,250); severance and consulting payments ($703,436); accrued vacation ($31,058); medical, life insurance and legal consulting benefits ($66,787); and the value of Company provided vehicle ($29,314). Mr. Gurnitz received such payments, except 401(k) contributions, in connection with his resignation pursuant to the terms of his employment agreement with the Company, as supplemented by an agreement between the Company and Mr. Gurnitz on March 28, 1997, the effective date of his resignation. In addition to the benefits described above, the agreements accelerated by one month the vesting of 55,000 shares held pursuant to options having an average price of $7.68, required Mr. Gurnitz to forfeit options with respect to an additional 66,334 shares, and will permit the exercise of all vested options for a period of twenty-four months.
(4) Company 401(k) contributions.
(5) Mr. Way was named President and Chief Operating Officer in September 1996.
(6) Mr. Bondy was hired effective January 1, 1996.
(7) Mr. Venie was hired effective September 1, 1995.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS (1)
                             ----------------------------------------------------------------

                                           % OF TOTAL
                              NUMBER OF     OPTIONS                   EXERCISE
                               OPTIONS     GRANTED TO     FMV AT        PRICE      EXPIRATION
           NAME              GRANTED (3)   EMPLOYEES    GRANT DATE   (PER SHARE)      DATE
           ----              -----------   ----------   ----------   -----------   ----------
Thomas A. Gildehaus........    250,000         50%        $3.75         $3.75      3/28/2006
                               250,000         50%        $3.75         $4.00      3/28/2006

                                        POTENTIAL REALIZABLE VALUE AT ASSUMED
                                      ANNUAL RATES OF STOCK PRICE APPRECIATION
                                            FOR OPTION TERM (9 YEARS) (2)
                             -----------------------------------------------------------
                                          5%                            10%
                                          --                            ---
                                               AGGREGATE                      AGGREGATE
                             POTENTIAL PRICE   POTENTIAL    POTENTIAL PRICE   POTENTIAL
                              PER SHARE AT     REALIZABLE    PER SHARE AT     RELIZABLE
           NAME                EXPIRATION        VALUE        EXPIRATION        VALUE
           ----              ---------------   ----------   ---------------   ----------
Thomas A. Gildehaus........       $5.82         $517,500         $8.84        $1,272,500
                                  $5.82         $455,000         $8.84        $1,210,000

---------------

(1) Options become exercisable over three years at the rate of one-third per year, commencing one year after the date of grant, subject to acceleration in the event of a "change in control" of the Company (defined the same as in the agreements described below under the heading "Change in Control Agreements").

(2) Potential realizable value is presented net of the option exercise price but before any federal or state income taxes associated with exercise. These amounts reflect certain assumed rates of appreciation set forth in the Securities and Exchange Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Common Stock and overall market conditions.

(3) Options were granted pursuant to an Employment Agreement between the Company and Mr. Gildehaus. For more information, see "Employment Agreement."

OPTION EXERCISES AND FISCAL YEAR END VALUES FOR THE YEAR ENDED JULY 31, 1997

                                                                                        VALUE OF UNEXERCISED
                                                                                            IN-THE-MONEY
                                                           NUMBER OF UNEXERCISED          OPTIONS/SARS AT
                                  SHARES       VALUE          OPTIONS/SARS AT                FY-END ($)
                               ACQUIRED ON    REALIZED          FY-END (#)           EXERCISABLE/UNEXERCISABLE
            NAME               EXERCISE (#)     ($)      EXERCISABLE/UNEXERCISABLE              (1)
            ----               ------------   --------   -------------------------  ----------------------------
Thomas A. Gildehaus..........      0             0               0/500,000                      0/0
Robert N. Gurnitz............      0             0            471,666/471,666                   0/0
Richard D. Way...............      0             0             60,832/36,668                    0/0
Timothy J. Bondy.............      0             0             16,666/53,334                    0/0
Michael S. Venie.............      0             0             22,666/37,334                    0/0
William H. Hillpot...........      0             0             63,000/10,000                    0/0

---------------

(1) The closing price of the Common Stock on July 31, 1997 was $1.94.

REPRICING OF OPTIONS

     At a meeting on September 15, 1997, the Compensation Committee determined to reprice all options issued and outstanding under the 1994 Long Term Incentive Plan, except for 250,000 options awarded to Mr. Gildehaus which remain at the original exercise price of $4.00 per share. A total of 600,725 shares at an average price of $6.19 per share were to be exchanged for an equal number of options at $3.59 per share, the fair market value on September 16, 1997. In making its decision, the Compensation Committee considered the report of Johnson Associates, a benefits consulting firm. Johnson Associates reviewed various alternatives, including the valuation of options using the Black Scholes option pricing model. The Compensation Committee has concluded that the existing stock options, which are a key element in the Company's incentive compensation program, no longer provided sufficient incentives to, nor adequately encouraged, key personnel to remain in the employ of the Company. The repricing of options on an even exchange basis is intended to achieve the incentive and retention value of management stock options.

EMPLOYMENT AGREEMENT

     On March 28, 1997, the Company, upon Compensation Committee and Board of Director approval, entered into an employment agreement with Thomas A. Gildehaus in connection with his becoming employed by the Company as Chief Executive Officer. At that time, the Company granted options to Mr. Gildehaus as described above under the heading "Option/SAR Grants in Last Fiscal Year". The employment agreement provides for a minimum annual salary of $390,000, participation in the Company's annual short term incentive plan and in the Company's non-qualified Supplemental Executive Retirement Plan, supplemental life insurance, a disability income policy and other typical Company benefit programs. The employment agreement also includes severance benefits if Mr. Gildehaus is terminated for any reason other than "for cause" or Mr. Gildehaus terminates his employment with the Company for "good reason" (each as defined in the agreement), equal to the sum of base compensation and target bonus for the short term incentive plan then in effect. The employment agreement also contains a change in control provision. See "Change in Control Agreements" below for additional information. The employment agreement includes non-competition, non-solicitation and confidentiality obligations on the part of Mr. Gildehaus.

PENSION PLAN

     The Company maintains a pension plan for all eligible employees. A participant who retires on or after turning 65 and has completed at least five years of service will qualify for an annual pension equal to 1.155% of the participant's average earnings for each year of service not in excess of 30 years and 1.26% of the participant's final average earnings for each year of service in excess of 30 years. Final average earnings are based on total compensation (exclusive of certain cost-of-living adjustments) during the participant's highest five consecutive years in the participant's last 15 years of service. A deferred vested pension benefit normally commencing at age 65 is provided for any employee who does not qualify for retirement under the plan but has completed at least five years of service.

     Years of service for purposes of the plan with respect to the officers of the Company named in the Summary Compensation Table are as follows: Mr. Gildehaus, 0 years; Mr. Way, 3 years; Mr. Bondy, 1 year; Mr. Venie, 2 years; and Mr. Hillpot, 4 years.

     The following table shows the projected annual pension benefits payable, under the pension plan at the normal retirement age of 65:

         ANNUAL NORMAL PENSION BENEFITS FOR YEARS OF SERVICE SHOWN (1)

              AVERAGE ANNUAL
             PENSION EARNINGS               5 YEARS   10 YEARS   20 YEARS   30 YEARS   40 YEARS   50 YEARS
------------------------------------------  -------   --------   --------   --------   --------   --------
 $ 50,000.................................  $2,888    $ 5,775    $11,550    $17,325    $23,625    $29,925
  100,000.................................   5,775     11,550     23,100     34,650     47,250     59,850
  150,000.................................   8,663     17,325     34,650     51,975     70,875     89,775
  200,000.................................   9,240     18,480     36,960     55,440     75,600     95,760
  250,000.................................   9,240     18,480     36,960     55,440     75,600     95,760
  300,000.................................   9,240     18,480     36,960     55,440     75,600     95,760
  350,000.................................   9,240     18,480     36,960     55,440     75,600     95,760
  400,000.................................   9,240     18,480     36,960     55,440     75,600     95,760

---------------

(1) Normal pension benefits are formula based and are not subject to a social security offset. With exceptions not applicable to any of the officers named in the above compensation table, Sections 401(a)(17) and 415 of the Internal Revenue Code limit the annual pension earnings that can be considered under the plan to $160,000 and the annual benefits to $125,000.

     Upon his resignation from the Company, Mr. Gurnitz became entitled to a deferred vested pension benefit of $13,565 annually and a non-qualified pension benefit of $66,000 annually. The non-qualified benefit is an unsecured liability of the Company.

CHANGE IN CONTROL AGREEMENTS

     The Company is party to agreements with Messrs. Way, Bondy, Venie and Hillpot which provides that in the event of such executive's voluntary or involuntary termination of employment (other than termination for "good cause" as defined in the agreements) after a "change in control" of the Company, he will be entitled to receive payment for (i) accrued salary and vacation pay, (ii) up to twelve months of base salary, and (iii) bonus payout under any bonus plan or program covering the executive as of the change in control, prorated for that portion of the year prior to separation from service. In addition, for the period under
(ii) above, the Company will provide the executive with the most favorable of benefit plans and programs preceding or after the change in control.

     As to Mr. Gildehaus, if either the Company terminates Mr. Gildehaus' employment with the Company for any reason, or Mr. Gildehaus resigns for "good reason" within one (1) year following a "change in control", Mr. Gildehaus shall be entitled, as a severance benefit, to twice the sum of the base compensation and target bonus then in effect, payable upon such termination.

     For purposes of the agreements, a "change in control" of the Company occurs if (i) a person or entity becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors and any new directors who were approved by a vote of at least three quarters of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, cease for any reason to constitute at least a majority thereof; or
(iii) all or substantially all of the assets of the Company are liquidated or distributed.

     In return for the benefits provided by his agreement, each executive agrees to continue to perform the regular duties of his current office (and/or such duties of such other positions to which he may be assigned).

RULE 16(B) COMPLIANCE

     The Company's executive officers, directors and 10% shareholders are required under the Securities Exchange Act of 1934, as amended, to file reports of ownership with the Securities and Exchange Commission. Copies of these reports must also be furnished to the Company. Based solely upon a review of copies of such reports, or written representations that no reports were required, the Company believes that all filing requirements applicable to its executive officers, directors and 10% shareholders were complied with by such persons.

                        REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     This Report outlines the Company's management compensation philosophy and reviews the compensation decisions made in fiscal 1997 regarding Mr. Gildehaus and the other named executives.

MANAGEMENT COMPENSATION PHILOSOPHY

     To advance the interests of its shareholders, the Company has based its management compensation decision on three principles.

     First, base salaries should be sufficient to attract and retain qualified management talent, without exceeding competitive practice at similar companies in the steelmaking and related industries.

     Second, annual incentive programs should provide opportunity for significant increases in compensation, based on meeting or exceeding pre-determined performance targets.

     Third, a substantial portion of total compensation opportunity should reflect increased shareholder value, as measured by increases in the Company's stock price.

CRITERIA USED FOR MAKING COMPENSATION DECISIONS IN FISCAL 1997

     This section describes the criteria used by the Compensation Committee regarding compensation decisions affecting Mr. Gildehaus and the named executives.

     Base Salary

     In April 1996, based on an independent compensation consulting firm's study of competitive compensation levels for the Company's key executives, the Compensation Committee approved salary midpoints for each executive position, which were based on the executive positions' size adjusted median competitive base salaries. Due to the reduced level of profitability experienced by the Company, no base salary adjustments were made in fiscal 1997, except in cases of promotion to new responsibilities. Mr. Gildehaus was employed by the Company effective April 14, 1997. See "Employment Agreements" for further information as to Mr. Gildehaus' compensation.

     Annual Incentive Program

     In Septemer 1996, the Compensation Committee approved the fiscal 1997 incentive program for the key executives of the Company (including the named executives). Target awards ranged from 25% to 37% of base salary. Awards were calculated by formula, based exclusively on the Company's adjusted operating income performance as compared to the Company's business plan. In fiscal 1997, the Company achieved less than 85% of its adjusted operating income plan. As a result, no annual incentive award was earned for fiscal 1997.

     Long-Term Incentive Program

     In an effort to further increase the alignment of interests between key employees and shareholders, the 1994 Long-Term Incentive Plan was approved at the Annual Meeting of Shareholders on January 20, 1994. No awards were made under the Plan in fiscal 1997, except for an award of 500,000 options to Mr. Gildehaus in connection with his employment as Chief Executive Officer of the Company. One-half of the options are exercisable at $3.75 per share and the balance at $4.00 per share. The fair market value of the Common Stock on the date of the grant was $3.75 per share. The options vest in one-third increments on each of the three anniversary dates of the award. After the close of the Company's fiscal year, the Compensation Committee determined to reprice certain options. See "Repricing of Options".

     Compensation Committee Members as of July 31, 1997

James A. Kohlberg(1)  Darius W. Gaskins, Jr.  Christopher Lacovara

---------------

(1) Chairman of Compensation Committee

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on $100 invested on June 11, 1993 (the first day of public trading of the Common Stock) in the Common Stock of the Company, the S&P 400 Index and the S&P Steel Index. The return of the Standard & Poor's indices is calculated assuming reinvestment of dividends during the period presented. The Company has not paid any dividends. The stock price performance on the graph below is not necessarily indicative of future price performance.

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG NORTHWESTERN STEEL AND WIRE COMPANY, S&P 400 INDEX AND S&P STEEL INDEX



                    ASSUMES $100 INVESTED ON JUNE 11, 1993


                        Northwestern      S&P Steel      S&P 400
         Date           Steel and Wire      Index         Index
         -------------------------------------------------------
         6/11/93           $100.00          $100.00      $100.00

         7/31/93            103.13            87.48        97.60

         7/31/94            115.30           121.63       105.31

         7/31/95            125.00           101.58       135.35

         7/31/96             64.06            80.76       156.09

         7/31/97             24.22           110.12       234.65
         -------------------------------------------------------

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The table below sets forth certain information regarding beneficial ownership of Common Stock as of November 1, 1997, by each person or entity known to the Company who owns of record or beneficially five percent or more of the Common Stock, by each named officer, directors and director nominee all executive officers, directors and director nominee as a group.

                                                               NUMBER OF     PERCENTAGE OF
                                                               SHARES OF      OUTSTANDING
                            NAME                              COMMON STOCK   COMMON STOCK
                            ----                              ------------   -------------
KNSW Acquisition Company, L.P. (1)..........................   8,687,000          34.3%
United National Bank, as Trustee (2)........................   3,671,612          14.5
William F. Andrews (3)......................................      15,520             *
Marion H. Antonini..........................................          --             *
Timothy J. Bondy (3)........................................      19,000             *
Warner C. Frazier (3).......................................       7,500             *
Darius W. Gaskins, Jr. (3)..................................      25,000             *
Thomas A. Gildehaus (3).....................................     137,500             *
Robert N. Gurnitz (3).......................................     471,667           1.9
David L. Gore...............................................         400             *
William H. Hillpot (3)......................................      55,750             *
James A. Kohlberg (5).......................................   8,687,000          34.3
Christopher Lacovara (5)....................................   8,687,000          34.3
Michael E. Lubbs (4)........................................       6,948             *
Albert G. Pastino...........................................          --             *
George W. Peck IV...........................................          --             *
Michael S. Venie (3)........................................      15,000             *
Richard D. Way (3)..........................................      52,161             *
All executive officers and directors and director nominee as
  a group (18 persons) (5)..................................   9,123,537          36.7

---------------
 *  Less than 1%.
(1) KNSW owns directly 8,687,000 shares of Common Stock. Kohlberg Associates, L.P., a Delaware limited partnership ("Associates"), is the general partner of KNSW. Kohlberg & Kohlberg, L.L.C., is the general partner of Associates. KNSW has agreed to use its reasonable best efforts to cause at least one designee of the ESOP to be nominated to the Board of Directors. Messrs. Kohlberg and Lacovara may be deemed to share voting and dispositive power as to all shares of Common Stock owned by KNSW. Messrs. Kohlberg and Lacovara disclaim beneficial ownership with respect to such shares. The address for KNSW is c/o Kohlberg & Co., 111 Radio Circle, Mt. Kisco, NY 10549.
(2) United National Bank is the trustee of the ESOP. The address for United National Bank is 1501 Market St., Wheeling, WV 25003. The Company is in the process of terminating the ESOP, effective March 31, 1997. Application to do so was filed with the Internal Revenue Service on August 4, 1997 and is pending.
(3) Includes shares issuable pursuant to options which may be exercised within 60 days after November 1, 1997.
(4) Includes ownership interest in the ESOP.
(5) Includes the 8,687,000 shares of Common Stock owned by KNSW. See Note 1.

                              CERTAIN TRANSACTIONS

     In August 1992, the Company underwent a reorganization which included the sale of 8,687,000 shares of Common Stock to KNSW (the "1992 Investment"), which represented at such time approximately 52% of the outstanding Common Stock. KNSW is an affiliate of Kohlberg. At the time of the 1992 Investment, the Company and Kohlberg entered into a fee agreement (the "Fee Agreement") pursuant to which Kohlberg agreed to provide such advisory and management services to the Company and its subsidiaries as the Board of Directors reasonably requests in consideration for which the Company pays Kohlberg a fee of $43,435 per fiscal quarter at the beginning of each quarter. The Fee Agreement provides that Kohlberg, but not the Company, may terminate the Fee Agreement at any time. The Fee Agreement will terminate automatically on the earlier of the end of the fiscal year in which KNSW's percentage interest in the outstanding Common Stock is less than 25% and the tenth anniversary of the Fee Agreement. Fees may not be increased through July 31, 2000. The Fee Agreement also provides that the Company will indemnify Kohlberg and its affiliates and their respective partners, officers, directors, stockholders, agents and employees against any third party claims arising from the Fee Agreement and the services provided thereunder, the 1992 Investment or their equity interest in the Company.

     Pursuant to the terms of the ESOP, the Company is obligated to pay certain fees and expenses of the ESOP, which for the year ended July 31, 1997 aggregated $125,000.

          SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

     Proposals of Shareholders intended to be presented by such Shareholders at next year's Annual Meeting must be received by the Company at its principal office no later than September 15, 1998 and must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's proxy statement for that meeting.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any other matters to be presented at the Annual Meeting, other than those mentioned in the Company's Notice of Annual Meeting of Shareholders enclosed herewith. If any other matters are properly brought before the Annual Meeting, it is intended that the persons named in the proxy will vote as the Board of Directors directs.

  By Order of the Board of Directors

                                                    Timothy J. Bondy
                                                    Secretary

Sterling, Illinois
November 17, 1997

                                                                  SKU#4906-PS-97

                     NORTHWESTERN STEEL AND WIRE COMPANY
                              121 Wallace Street
                        Sterling, Illinois  61081-0618

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                                  P R O X Y


     The undersigned holder of shares of Common Stock (the "Common Stock") of Northwestern Steel and Wire Company (the "Company") hereby appoints Thomas
A. Gildehaus and Timothy J. Bondy, or either of them with full power of substitution, as proxies to vote all of the shares of Common Stock of the Company held of record by the undersigned as of November 7, 1997, at the Annual Meeting of Shareholders of the Company to be held on Wednesday, December 17, 1997 at 10:30 a.m. Central Time at Bank of America, Shareholders' Room - 21st Floor, 231 South LaSalle Street, Chicago, Illinois and at any adjournments thereof upon the following matters set forth on the reverse side.


                                                            -------------------
             CONTINUED AND TO BE SIGNED ON REVERSE SIDE    |    SEE REVERSE   |
                                                           |        SIDE      |
                                                            -------------------

[ ] Please mark
    votes as in
    this example

    This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder: IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ITEMS BELOW and in accordance with the determination of the Board of Directors as to other matters.

    1. ELECTION OF DIRECTORS

       NOMINEES: Marion H. Antonini, Warner C. Frazier, James A. Kohlberg,
                 Christopher Lacovana and George W. Peck IV

                     FOR         WITHHELD
                     [ ]           [ ]

       [ ]
           ---------------------------------------
           For all nominees except as noted above












Signature                               Date
         -----------------------------      --------------------


    2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.






    MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    [ ]

    PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

    Please date and sign exactly as your name appears at left. When shares are held by joint owners, both owners should sign. When signing as executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give title as such. When signing for a corporation, please sign the full corporate name by the President or other authorized officer. If you sign for a partnership, please sign in partnership name by an authorized person. If you receive more than one proxy card, please sign and return all cards received.


Signature                               Date
         -----------------------------      --------------------